Exhibit 99.1

Where Food Comes From, Inc. Reports 2026 First Quarter Financial Results

First Quarter Highlights – 2026 vs. 2025

●	Verification and certification revenue increased to $4.4 million from $4.2 million
●	Product sales increased slightly to $713,000 from $702,000
●	Total revenue increased to $5.4 million from $5.3 million
●	Net income of $92,000, or $0.02 per share, up from $31,000, or $0.01 per share
●	Company bought back 24,469 shares of its common stock at a cost of $293,000
●	Total buybacks since plan inception (including private purchases): 1,399,121 shares at a cost of approximately $15.5 million

CASTLE ROCK, Colo., May 14, 2026 (GLOBE NEWSWIRE) — Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its first quarter ended March 31, 2026.

“We are pleased with our year-over-year revenue growth and return to profitability in the first quarter,” said John Saunders, CEO. “Despite continued headwinds related to smaller herd sizes and tariffs, we are adding new customers for beef-related services and making good progress with our new RaiseWell™ Certified program that Whole Foods Market adopted in the first quarter for its beef supply. We will expand RaiseWell over time to support poultry, eggs, dairy, and pork production as well. We are also adding customers for non-beef related services such as Upcycled Certified – our fastest growing service – and a variety of certifications for other food categories. Based on growing consumer demand for more information and transparency in the food supply chain, we remain bullish about future growth prospects and the overall trajectory of our industry.”

First Quarter Results – 2026 vs. 2025

Total revenue in the first quarter ended March 31, 2026, increased to $5.4 million from $5.3 million.

Revenue mix included:

●	Verification and certification services revenue of $4.4 million vs. $4.2 million.
●	Product revenue up slightly to $713,000 from $702,000.
●	Professional services revenue declined to $228,000 from $389,000.

Gross margins were lower at 39% versus 42% year over year due to higher insurance and personnel costs. Selling, general and administrative expense was 15% lower at $1.7 million compared to $2.1 million due to management’s decision to forego 2025 bonus compensation following fourth quarter results.

Net income in the first quarter was $92,000, or $0.02 per diluted share, vs. $31,000, or $0.01 per diluted share.

Cash provided by operations in the first quarter was $523,000 vs. $632,000.

The Company bought back 24,469 shares of its common stock during the first quarter at a cost of $293,000. Total buybacks since plan inception (including private purchases) are 1,399,121 shares at a cost of approximately $15.5 million.

Management will conduct a conference call today at 10:00 a.m. Mountain Time to discuss these financial results.

Dial-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13760621

Phone replay:

A telephone replay of the conference call will be available through May 28, 2026, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13760621

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, expectations for growth of the business and industry, and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

Jay Pfeiffer

Director, Investor Relations

303-880-9000

jpfeiffer@wherefoodcomesfrom.com

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended March 31,
(Amounts in thousands, except per share amounts)	2026	2025
Revenues:
Verification and certification service revenue	$4,424	$4,182
Product sales	713	702
Professional services	228	389
Total revenues	5,365	5,273
Costs of revenues:
Costs of verification and certification services	2,721	2,395
Costs of products	438	428
Costs of professional services	163	255
Total costs of revenues	3,322	3,078
Gross profit	2,043	2,195
Selling, general and administrative expenses	1,745	2,053
Income from operations	298	142
Other income/(expense):
Interest income	6	4
Fair market value loss on digital assets	(135)	(76)
Gain on sale of assets	17	-
Interest expense	(1)	(1)
Income before income taxes	185	69
Income tax expense	93	38
Net income	$92	$31

Per share - net income:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted average number of common shares outstanding:
Basic	5,057	5,212
Diluted	5,070	5,230

Where Food Comes From, Inc.

Balance Sheets (Unaudited)

	March 31,	December 31,
(Amounts in thousands, except per share amounts)	2026	2025
Assets
Current assets:
Cash and cash equivalents	$3,281	$3,200
Accounts receivable, net of allowance	2,056	1,678
Inventory	842	792
Prepaid expenses and other current assets	648	605
Total current assets	6,827	6,275
Property and equipment, net	739	648
Right-of-use assets, net	437	498
Equity investments	200	200
Intangible and other assets, net	1,332	1,420
Digital assets	478	613
Goodwill, net	2,946	2,946
Deferred tax assets, net	267	299
Total assets	$13,226	$12,899

Liabilities and Equity
Current liabilities:
Accounts payable	$569	$451
Accrued expenses and other current liabilities	1,088	655
Deferred revenue	1,532	1,545
Current portion of finance lease obligations	12	12
Current portion of operating lease obligations	422	422
Total current liabilities	3,623	3,085
Finance lease obligations, net of current portion	10	13
Operating lease obligation, net of current portion	393	496
Total liabilities	4,026	3,594

Commitments and contingencies

Equity:
Common stock	5	5
Additional paid-in-capital	119	23
Treasury stock	(2,076)	(1,783)
Retained earnings	11,152	11,060
Total equity	9,200	9,305
Total liabilities and stockholders’ equity	$13,226	$12,899